Exhibit          99.1          Press Release

Amex Advises Environmental Safeguards of Noncompliance With a Continued Listing Standard

HOUSTON, Texas, Aug. 22, 2002 On August 21, 2002, Environmental Safeguards, Inc. (Amex: EVV) received a letter from the American Stock Exchange advising that the Exchange had determined that Environmental Safeguards, Inc. is below one of the Exchange's continued listing standards. The letter stated, in the opinion of the Exchange, that the Company has sustained losses which are so substantial in relation to its overall operations or its financial resources, or its financial condition has become so impaired, that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations or meet its obligations as they mature. The Company has been requested to contact the Exchange by September 2, 2002, to discuss the submission by the Company of a plan of compliance. The plan of compliance must be submitted by the Company by September 20, 2002. The Exchange stated that if a plan of compliance is accepted by the Exchange, then the Company may continue its listing on the Exchange for up to 18 months, during which time the Company's compliance status with the Exchange will be subject to periodic review.

Forward Looking Statements contained in this press release involve risks and uncertainties which should be read in conjunction with the Company's recent 10K and 10Q Reports with particular reference to Information Regarding and Factors Affecting Forward Looking Statements in the Management's Discussion and Analysis of Financial Condition and Results of Operations.


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